Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-62891, 333-86161, 333-63430, 333-100814 and 333-149376) of Amkor Technology, Inc. of our report dated February 19, 2015 relating to the consolidated financial statements of J-Devices Corporation, which appears in this Annual Report on Form 10‑K of Amkor Technology, Inc.

/s/ PricewaterhouseCoopers Aarata
Tokyo, Japan
February 19, 2015

1